Exhibit 10.05

CONTRACT

AGREEMENT made this 1st day of November, 2001, between Precision Software Services, Inc., by the only shareholders, namely John Kane and Russell Whitney, hereinafter referred to as PSS, and Whitney Information Network, Inc., hereinafter referred to as WIN.

The parties of this Agreement, in consideration of the mutual covenants and stipulations set out herein, agree as follows:

1.	PSS agrees to sell and WIN agrees to purchase the company known as Precision Software Services, Inc.

2.	The purchase price for the above described transaction shall be $500,000.00, (Five Hundred Thousand Dollars), payable as follows:

a.	WIN shall exchange Whitney Information Network, Inc. stock for all the outstanding stock in Precision Software Services, Inc. This will result in WIN transferring to PSS the ownership of Three Hundred Thirty Three Thousand Three Hundred Thirty Four (333,334) shares of WIN stock (approximate value at time of transfer $1.50 per share – traded under the symbol RUSS).

b.	The principals in PSS, Russell Whitney, as to 51% ownership, and John Kane, as to 49% ownership, have agreed among themselves to take ownership of the shares in WIN based on their respective percentage of ownership in PSS. Specifically, John Kane shall receive One Hundred Sixty Three Thousand Three Hundred Thirty Four (163,334) shares of WIN stock and Russell Whitney shall receive One Hundred Seventy Thousand (170,000) shares of WIN stock.

3.	This instrument contains the entire agreement between the parties, and no statements, promises, or inducements made by either party or agent of either party that are not contained in this contract shall be valid or binding; this contract may not be enlarged, modified, or altered except in a writing signed by both parties and endorsed on this agreement.

4.	This agreement shall inure to the benefit of and be binding on the heirs, executors, assignees, and successors of the respective parties.

IN WITNESS WHEREOF, the parties have executed this agreement on the day and year first above written.

/s/ John Kane	/s/ Richard Brevoort
PSS John Kane	Whitney Information Network, Inc., by Richard Brevoort, its President
/s/ Russell Whitney PSS Russell Whitney

PROMISSORY NOTE

$62,500.00

February 28, 2003

For Value Received, the undersigned, Whitney Information Network, Inc. (hereinafter referred to as “Maker”), hereby promises to pay to the order of John Kane and Deborah Kane (“Payee”), at 3638 SE 5th Court, Cape Coral, Florida 33904 (or at such other place as the holder hereof may from time to time designate in writing), the principal sum of sixty-two thousand five hundred dollars ($62,500.00) at an annual interest rate of seven percent (7%), due and payable on each February 28, 2004.

In the event of any failure to pay when due any installment of the principal sum hereof, and the continuance of such failure to pay for a period of ten (10) days after written notice, by certified or registered mail or by hand delivery, of such failure, this promissory note shall be considered to be in default and the entire unpaid principal sum hereof, together with accrued interest, shall at the option of the holder hereof become immediately due and payable in full.

Except as set forth herein, Maker waives presentment, demand and presentation for payment, notice of nonpayment and dishonor, protest and notice of protest and expressly agrees that this promissory note or any payment hereunder may be extended from time to time without in any way affecting the liability of Maker.

In the event of default and the placement of this promissory note in the hands of an attorney or collection agency for collection, Maker agrees to pay all collection costs and expenses, including attorneys’ fees equal to fifteen per cent of the amount then due hereunder.

The validity and construction of this promissory note and all matters pertaining hereto are to be determined in accordance with the laws of the State of Florida.

In Witness Whereof, Maker by its appropriate agent thereunto duly authorized, has executed this promissory note on this 28th day of February, 2003.

Whitney Information Network, Inc.

Ronald S. Simon, Secretary